EXHIBIT 99.1

November 20, 2009	Company Press Release	Flowers Foods (NYSE: FLO)
FLOWERS FOODS ELECTS DAVID V. SINGER TO BOARD OF DIRECTORS
THOMASVILLE, GA—The board of directors of Flowers Foods (NYSE: FLO) elected David V. Singer, president and chief executive officer of Lance, Inc., to the company’s board of directors effective January 1, 2010. At that time, Flowers Foods’ board will expand to 12 directors, 11 of whom are independent board members.
     “We are delighted to welcome Mr. Singer to our board,” said George E. Deese, chairman of the board, CEO, and president of Flowers Foods. “His broad business experience with companies that have similar market delivery systems to ours will enhance the composition of our board. We look forward to his contribution as we guide Flowers Foods’ development and growth strategy.”
     Singer has been president and chief executive officer of Lance, Inc., a publicly traded snack foods manufacturer headquartered in Charlotte, N.C., since 2005 and a director since 2003. Since Singer joined Lance, the company has grown internally and with several strategic acquisitions. He also has led efforts to transform Lance into a more effective competitor in the snack food industry through organizational changes and focused sales growth as well as enhancements of the company’s supply chain, direct-store-delivery system, and information systems. Previously, Singer was executive vice president and chief financial officer with Coca-Cola Bottling Co. Consolidated in Charlotte where he had broad functional responsibilities and was directly involved in numerous acquisitions, the development of a joint venture with The Coca-Cola Company, and in overseeing significant improvements in operating efficiency.
Company Information
     Headquartered in Thomasville, Ga., Flowers Foods is one of the nation’s leading producers and marketers of packaged bakery foods for retail and foodservice customers. Among the company’s top brands are Nature’s Own, Whitewheat, Cobblestone Mill, Blue Bird, and Mrs. Freshley’s. Flowers operates 40 bakeries that are among the most efficient in the baking industry. Flowers Foods produces, markets, and distributes fresh bakery products that are delivered to customers daily through a direct-store-delivery system serving the Southeast, Mid-Atlantic, and Southwest as well as select markets in California and Nevada. The company also produces and distributes fresh snack cakes and frozen breads and rolls nationally through warehouse distribution. For more information, visit www.flowersfoods.com.
Statements contained in this press release that are not historical facts are forward-looking statements. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected. Other factors that may cause actual results to differ from the forward-looking statements contained in this release and that may affect the company’s prospects in general include, but are not limited to, (a) competitive conditions in the baked foods industry, including promotional and price competition, (b) changes in consumer demand for our products, (c) the success of productivity improvements and new product introductions, (d) a significant reduction in business with any of our major customers including a reduction from adverse developments in any of our customer’s business, (e) fluctuations in commodity pricing, (f) our ability to fully integrate recent acquisitions into our business, and (g) our ability to achieve cash flow from capital expenditures and acquisitions and the availability of new acquisitions that build shareholder value. In addition, our results may also be affected by general factors such as economic and business conditions (including the baked foods markets), interest and inflation rates and such other factors as are described in the company’s filings with the Securities and Exchange Commission.
Contact: Mary A. Krier, Vice President/Communications, (229) 227-2333
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